Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

ERYTECH Pharma S.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, €0.10 nominal value per share, 2020 Stock Option Plan	Rule 457(h)	28,000	$5.04(3)(4)	$141,120	$0.0000927	$13.09

Equity	Ordinary shares, €0.10 nominal value per share, 2020 AGA (Free Share) Plan	Rule 457(c) and (h)	40,165(5)	$1.11(6)	$44,584	$0.0000927	$4.14

Equity	Ordinary shares, €0.10 nominal value per share, 2021 Stock Option Plan	Rule 457(h)	351,150	$3.42(3)(4)	$1,200,933	$0.0000927	$111.33

Equity	Ordinary shares, €0.10 nominal value per share, 2021 AGA (Free Share) Plan	Rule 457(c) and (h)	289,798(5)	$1.11(6)	$321,676	$0.0000927	$29.82

Equity	Ordinary shares, €0.10 nominal value per share, 2021 BSA Subscription Plan	Rule 457(h)	13,500	$4.03(3)(4)	$54,405	$0.0000927	$5.05

Equity	Options and Warrants and Rights to Purchase or Acquire Ordinary Shares	Rule 457(i)	722,613	—	—	—	—

Total Offering Amounts					$1,762,718		$163.43

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$163.43

(1) These ordinary shares of ERYTECH Pharma S.A. (the “Registrant”), €0.10 nominal value per share (“Ordinary Shares”), may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents one Ordinary Share. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate registration statement on Form F-6 (File No. 333-201279), as amended.

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares of the Registrant that become issuable under the Registrant’s 2020 Stock Option Plan, 2020 AGA (Free Share) Plan, 2021 Stock Option Plan, 2021 AGA (Free Share) Plan and 2021 BSA Subscription Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding Ordinary Shares.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of the weighted average exercise price per Ordinary Share (rounded up to the nearest cent).

(4) For those options or warrants outstanding under the Registrant’s 2020 Stock Option Plan, 2021 Stock Option Plan or 2021 BSA Subscription Plan with an exercise price denominated in euros, such exercise price is expressed in U.S. dollars based on the European Central Bank exchange rate on June 24, 2022 (€1.00=$1.0524).

(5) Represents Ordinary Shares issuable upon settlement of Attributions Gratuites d’Actions (“free shares” or “AGAs”) granted by the Registrant.

(6) Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based upon the price of $1.11 per ADS, which was the average of the high and low prices of the Registrant’s ADSs as reported on the Nasdaq Global Select Market for June 24, 2022 (rounded up to the nearest cent).